                                                                   Exhibit 12(a)

                       PPL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)


                                                    12 Months
                                                      Ended                            12 Months Ended
                                                     March 31,                            December 31,
                                                 ----------------- ------------------------------------------------------
                                                       2000            1999          1998          1997         1996
                                                 ----------------  ------------  ------------  ------------  -----------
Fixed charges, as defined:
  Interest on long-term debt ...............               $  254          $233          $203          $196         $207
  Interest on short-term debt
     and other interest ....................                   52            47            33            26           17
  Amortization of debt discount, expense
    and premium - net.......................                    5             4             2             2            2
  Interest on capital lease
    obligations
      Charged to expense ...................                   10             8             8             9           13
      Capitalized ..........................                                  1             2             2            2
  Estimated interest component of
    operating rentals ......................                   21            20            18            15            8
  Proportionate share of fixed charges
    of 50-percent-or-less-owned
    persons ................................                                  1             1             1            1
                                                      -----------  ------------  ------------  ------------  -----------

          Total fixed charges ..............               $  342          $314          $267          $251         $250
                                                      ===========  ============  ============  ============  ===========

Earnings, as defined:
  Net income (a)............................               $  499          $478          $379          $296         $329
  Preferred and Preference Stock Dividend
    Requirements............................                   26            26            25            24           28
  Less undistributed income of less
    than 50-percent-owned persons ........
                                                      -----------  ------------  ------------  ------------  -----------
                                                              525           504           404           320          357

Add (Deduct):
  Income taxes .............................                  182           174           259           238          253
  Amortization of capitalized interest
     on capital leases......................                    2             2             2             2            4

  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations) ..........                  342           313           265           248          248
                                                      -----------  ------------  ------------  ------------  -----------

          Total earnings ...................               $1,051          $993          $930          $808         $862
                                                      ===========  ============  ============  ============  ===========

Ratio of earnings to fixed
  charges (b) ..............................                 3.07          3.16          3.48          3.22         3.45
                                                      ===========  ============  ============  ============  ===========

(a)  2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are: March 2000, 2.80; 1999, 2.86; 1998, 3.10; and 1997, 3.40